SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         Gibraltar Packing Group, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                       [GIBRALTAR LETTERHEAD APPEARS HERE]

Fellow Shareholders,

In fiscal 1998, while the Company's Great Plains division continued with solid growth in both sales and profits, the other divisions continued to show weakness. In response, in the second fiscal quarter of 1998, we initiated a series of cost cutting and reorganization measures to improve profitability. This included putting the Company's Flashfold division under the management control of Great Plains.

Subsequently, we announced that we were conducting a review of strategic options to enhance shareholder value. An option to sell the Company was pursued but did not promise to provide sufficient value to shareholders. The plan that was adopted consists of the following objectives and actions:

o Refinance the Company. This was completed on July 31, 1998 and is providing the financial flexibility to continue to take the steps necessary to improve profits and to grow the Company.

o Leverage the Great Plains' successful operating model. Continue with the consolidation of Great Plains and Flashfold and bring the Company's Standard Packaging division under the control of Great Plains. The initial steps have been taken and Dick Hinrichs, President of Great Plains was appointed President and Chief Operating Officer of Gibraltar Packaging on August 4, 1998.

o Focus on the Company's main strength, the folding carton businesses -- Great Plains, Flashfold and Standard -- and sell the Company's Niemand Industries division. Niemand Industries, which is in tubular spiral-wound paper packaging and contract packaging, is now on the market and we hope to complete the sale by early calendar 1999.

o Close the Corporate Office in Westport, Connecticut and consolidate the Company's administrative functions at the Great Plains' operation in Hastings, Nebraska. This will be completed by the end of October 1998 with significant cost savings.

Under the new structure, a series of profit improvement programs have been started that we believe will provide benefits later in fiscal 1999. In addition, with the folding carton divisions operating much more closely, the new organization is improving our ability to meet the needs of large or national customers.

We believe that this focus on our core expertise in folding cartons with closer operational and marketing integration between the divisions will provide the profit improvement we have been seeking.

Sincerely,


/s/ Walter E. Rose
Walter E. Rose
Chairman and Chief Executive Officer

                        GIBRALTAR PACKAGING GROUP, INC.
                              2000 SUMMIT AVENUE
                           HASTINGS, NEBRASKA  68902



                    -----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 18, 1998
                    -----------------------------------------



TO THE STOCKHOLDERS OF GIBRALTAR PACKAGING GROUP, INC:


      The Annual Meeting of the Stockholders of Gibraltar Packaging Group, Inc., a Delaware corporation (the "Company"), will be held at the Holiday Inn, 2205 Osborne Drive East, Hastings, Nebraska, on November 18, 1998, at
12:00 p.m., Central Time, for the following purposes:

       1. To elect five directors to serve until the annual stockholders' meeting in 1999 or until their successors have been elected and qualified (Proposal 1);

       2. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1999 fiscal year (Proposal 2); and

       3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

       These items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on October 19, 1998 are entitled to notice of and to vote at the Annual Meeting.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                  By Order of the Board of Directors




                                  /s/ John W. Lloyd
                                  JOHN W. LLOYD
                                  SECRETARY


October 23, 1998
Hastings, Nebraska

                       GIBRALTAR PACKAGING GROUP, INC.
                             2000 Summit Avenue
                          Hastings, Nebraska  68902


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------



      The accompanying proxy is solicited by the Board of Directors of Gibraltar Packaging Group, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on November 18, 1998 and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting of Stockholders will be held at 12:00 p.m., Central Time, at the Holiday Inn, 2205 Osborne Drive East, Hastings, Nebraska. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted on the proxy or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other matters to be considered. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

      The approximate date on which this Proxy Statement and the accompanying proxy, together with the Company's annual report to stockholders on form 10-K for the fiscal year ended June 27, 1998, will first be sent to stockholders is October 23, 1998.


                          VOTING RIGHTS AND QUORUM

      At the close of business on October 19, 1998, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting, 5,041,544 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. The presence, in person or by proxy (including abstentions and "broker non-votes"), of at least a majority of the outstanding shares of Common Stock is required for a quorum. A broker non-vote occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote with respect to non-routine matters.

      The affirmative vote of the holders of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. Ratification of Deloitte & Touche LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

      With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the ratification of Deloitte & Touche LLP as the Company's independent public accountants and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted as votes in favor of such proposal. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote "against" the ratification of Deloitte & Touche LLP as the Company's independent public accountant even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently. Broker non-votes are not shares entitled to vote, will not be counted in the total number of votes, and thus will have no effect on the outcome of voting.

                             PROPOSAL NUMBER 1:

                            ELECTION OF DIRECTORS

      Five directors are to be elected to the Company's Board of Directors at the Annual Meeting. The Board of Directors has nominated and urges you to vote for the election of the five nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees listed below is a member of the Company's present Board of Directors. Proxies solicited hereby will be voted FOR all five nominees unless stockholders specify otherwise in their proxies.

      If, at the time of or prior to the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR DIRECTOR

      The five nominees for election as directors and certain additional information with respect to each of them, are as follows:

                                                                      YEAR FIRST BECAME
NAME                     AGE      POSITION WITH THE COMPANY              A DIRECTOR
----                     ---      -------------------------            -----------------
David G. Chandler        40       Director                                  1992
John W. Lloyd            54       Director, Chief Financial
                                   Officer and Secretary                    1992
Walter E. Rose           55       Director and Chief Executive Officer      1986
Robert G. Shaw           58       Director                                  1992
John D. Strautnieks      61       Director                                  1986


      DAVID G.  CHANDLER.  Mr. Chandler has been  employed  by  William  Blair &
Company, L.L.C., an investment banking firm, since 1987, and has been a principal since 1990. Mr. Chandler was employed by Morgan Stanley & Co. Incorporated from 1984 to 1987. Mr. Chandler serves as a director for a number of privately held companies.

      JOHN W. LLOYD. Mr. Lloyd became Chief Financial Officer of the Company in February 1996. Mr. Lloyd has served as Executive Vice President and Chief Financial Officer of Rostra Technologies, Inc. ("Rostra"), a manufacturer of automotive electronic components, since 1993. He was a business consultant from 1990 to 1993. From 1989 to 1990, Mr. Lloyd was Senior Vice President for Gulf Resources & Chemical Corporation, a natural-resource company. From 1984 to 1989, he was Vice President of Finance and Corporate Development for the BOC Group, Inc., an industrial gases and health care group.

      WALTER E. ROSE. Mr. Rose became Chief Executive Officer of the Company in August 1995. Mr. Rose serves as President of Rostra, which he co-founded in 1982. From 1979 to 1982, he was Executive Vice President of Thomas Tilling,
Inc.,  a  company  engaged in the  manufacture  and   distribution  of  various
industrial and commercial products. From 1965 to 1979, he was employed by ITT Rayonier, the forest products subsidiary of ITT.

      ROBERT G. SHAW. Mr. Shaw has been Chairman of the Board, President and Chief Executive Officer of International Jensen, an equipment manufacturer specializing in loud speaker drivers and related components for the audio industry, since 1984. Before joining International Jensen, Mr. Shaw served as a principal with A.T. Kearney, Inc., an international management consulting firm. From 1973 through 1977, he served as a political appointee with the federal government, first as deputy special assistant to the President of the United States, and later as deputy director of the Bureau of International Commerce.

      JOHN D. STRAUTNIEKS. Mr. Strautnieks serves as Chairman of Rostra, which he co-founded in 1982. From 1981 to 1982, he was President of Clecon, Inc., a manufacturer and distributor of building materials. From 1977 to 1981, he was Vice President-Marketing/Sales of Bundy Corporation, an industrial products manufacturing company, and from 1975 to 1977, he served as President of Bundy of Canada.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

      All directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified. The Company's officers are elected annually by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements.

      The Company's Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than two nor more than 15 persons. The Board in its discretion and in accordance with such authority has fixed its size at five members. No proxy will be voted for a greater number of persons than the number of nominees named herein.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

      The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the planning and results of the auditing engagement, approving professional services provided by the independent auditors and reviewing the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Messrs. Shaw and Strautnieks. The Compensation Committee makes recommendations concerning compensation, including incentive arrangements, for the Company's officers. The Compensation Committee also administers the Company's 1992 Incentive Stock Option Plan, Director Stock Option Plan, 1994 Long-Term Incentive Plan and 1996 Non-Qualified Stock Option Plan. The current members of the Compensation Committee are Messrs. Chandler and Shaw.

      During fiscal 1998, the Board of Directors had three meetings, and took certain actions by unanimous written consent in lieu of meetings. The Audit Committee and the Compensation Committee each had one meeting, and took certain actions by unanimous written consent in lieu of meetings. During fiscal 1998, no director of the Company attended fewer than 75% of the number of board meetings and meetings of the committee(s) on which he served.


DIRECTOR COMPENSATION

      Members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in attending Board of Directors' and committee meetings. Messrs. Chandler, Shaw and Strautnieks receive $3,000 each quarter as Director Compensation. No additional compensation is paid for Committee meetings. In addition, each director who is not an employee of the Company or of a subsidiary or affiliate of the Company is eligible to receive stock options under the Company's Director Stock Option Plan. During fiscal 1998, no options to purchase shares of Common Stock were awarded under the Director Stock Option Plan.


                   VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

      The table on the following page sets forth, as of July 28, 1998, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the five most highly compensated executive officers of the Company during its most recent fiscal year and (iv) all directors and executive officers of the Company as a group. Except as indicated below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed. For purposes of the following table, each person's "beneficial ownership" of Common Stock has been determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13d-3 promulgated thereunder. Information with respect to beneficial ownership is based upon information furnished by such persons or contained in filings made with the Securities and Exchange Commission ("SEC").




                                                                  BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                           OWNERSHIP       CLASS
---------------------------------------                           -----------   ----------
Agro Industrial and Trading Holding B.V.
   18 Lindenstraat, 7411 NV Deventer, Netherlands (2)...........  317,400         6.3%

Chase Venture Capital Associates, L.P. (formerly known
   as Chemical Venture Capital Associates, A California
   Limited Partnership) 380 Madison Avenue, 12th Floor,
   New York, New York  10017 (3)...............................   274,739         5.4%

Dimensional Fund Advisors, Inc.
   1299 Ocean Avenue, 11th Floor, Santa Monica, California
   90401 (4)...................................................   302,700         6.0%

William Blair Leveraged Capital Fund, L.P.
   222 West Adams Street, Chicago, Illinois 60606..............   863,275        17.1%

Deke C. Abbott, Jr., Chief Operating Officer...................    88,254         1.8%

David G. Chandler, Director (5)................................   863,275        17.1%

John W. Lloyd, Director and Chief Financial Officer (6)........    43,500           *

Walter E. Rose, Director and Chief Executive Officer (6).......   331,296         6.5%

Robert G. Shaw, Director (6)...................................    11,000           *

John D. Strautnieks, Director.................................    306,296         6.1%

Richard D. Hinrichs, President (6)............................     47,542           *

Directors and executive officers as a group (9 persons) (6)...  1,691,163        33.0%

-----------------------

* Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gibraltar Packaging Group, Inc., 2000 Summit Avenue, Hastings, Nebraska 68902.

(2) Based solely on information set forth in a Schedule 13D, dated December 11, 1996.

(3) Based solely on information set forth in a Schedule 13D, dated January 1, 1998.

(4) Based solely on information set forth in a Schedule 13G, dated February 9, 1997.

(5) Mr. Chandler may be deemed to beneficially own the 863,275 shares of Common Stock held by William Blair Leveraged Capital Fund, L.P., (the "WB Fund") due to his status as a principal of William Blair & Company, L.L.C., which is the general partner of William Blair Leveraged Capital Management, L.P., the general partner of the WB Fund.

(6) Includes the following shares issuable upon the exercise of outstanding stock options granted by the Company that are exercisable within 60 days of July 28, 1998: 31,000 for Mr. Lloyd, 25,000 for Mr. Rose, 11,000 for Mr.
    Shaw and 23,000 for Mr. Hinrichs.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION


EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.



        NAME                   AGE        POSITION WITH THE COMPANY
        ----                   ---        -------------------------

        Richard D. Hinrichs    53         President and Chief Operating Officer

        John F. Justice        47         Division President

        John W. Lloyd          53         Chief Financial Officer

        Walter E. Rose         54         Chief Executive Officer



      Information regarding the business experience of Messrs. Rose and Lloyd is set forth above under the heading "Proposal Number 1: Election of Directors."



      RICHARD D. HINRICHS. Mr. Hinrichs became President and Chief Operating Officer of the Company in August 1998. Mr. Hinrichs served as Division President - Great Plains Packaging in May 1992. He had previously served as Vice President of Sales of Great Plains Packaging from February 1986 through May 1992 and has held various positions with the Company and its predecessors since 1963.

      JOHN F. JUSTICE. Mr. Justice was promoted to Division President in February 1997, and originally joined Niemand as Division Controller and Director of Administrative Services in January 1996. From 1993 through 1996 Mr. Justice held senior management positions with Prestolite Electric, an electro-mechanical products manufacturer. From 1988 through 1993 he was employed with Partek North America, Inc., a building products manufacturer.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. Chandler and Shaw, neither of whom are officers or employees of the Company. The Committee is responsible for evaluating and establishing the level of executive compensation and administering the Company's stock option plans.

      It is the philosophy of the Company and the Compensation Committee that in order to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives. The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. The Compensation Committee regularly reviews the Company's compensation programs to insure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation package for its executive officers consists primarily of a cash salary, a cash incentive bonus and stock option grants.

      Base salary levels are largely determined through comparisons with industrial companies of similar size, complexity and performance. The determination of the comparable companies was based upon choices made by the Compensation Committee and the Board of Directors. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Mr. Rose receives his compensation from Rostra, and the Company pays management fees as reimbursement to Rostra for the services he provides. In fiscal 1998, the Company paid Rostra $88,200 in management fees for Mr. Rose's services, which represents compensation for the first four months of the fiscal year. Upon the appointment of a new Chief Operating Officer of the Company in October 1997, Mr. Rose's active involvement was reduced. Rostra has received no reimbursements for Mr. Rose's time for the remaining eight months of the fiscal year.

      The Company's executives participate in the Company's bonus plan. The Company uses annual bonuses to motivate its executive officers and reward individuals for their initiative and outstanding performance. Bonuses are determined annually based upon achievement of performance-oriented indicators, which include improvement in sales and net income, the control of working capital and cash flow, and the achievement of specified operating objectives; the achievement of which favorably impact the Company's overall financial performance. Based on the aforementioned criteria, Mr. Rose received no bonus for fiscal 1998.

      The Compensation Committee believes that by providing the executives who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock of the Company, the best interest of stockholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase Common Stock of the Company. While various factors such as the potential of the recipient, prior grants and the performance of the Company are considered in selecting the recipients and determining the size of the grant, the Company does not adhere to any firmly established formulas or schedules for the issuance of options, and options are awarded when considered appropriate. No stock options were awarded in fiscal 1998.

      The foregoing report is given by the following members of the Compensation
Committee:

                                David G. Chandler
                                 Robert G. Shaw

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee consists of Messrs. Chandler and Shaw. No member of the Compensation Committee was an officer, or employee of the Company, or any of its subsidiaries, during fiscal 1998. Messrs. Rose and Lloyd serve on the Board of Directors of Rostra, which board makes all compensation related decisions for that company. Mr. Strautnieks, the Chairman of Rostra, is a director of the Company.

EXECUTIVE COMPENSATION

      The following table summarizes certain information regarding aggregate cash compensation, stock option awards and other compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the Company's last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                             COMPENSATION
                                                             ------------
                                        ANNUAL COMPENSATION    SECURITIES
                               FISCAL  ---------------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)  BONUS($)(1)  OPTIONS(#)   COMPENSATION($)(2)
---------------------------     ----   ---------  ----------   ---------    ------------------

Walter E. Rose (3)              1998(4)   88,200           0           0             0
  Chief Executive Officer       1997     241,300      24,000     125,000             0
                                1996(5)  188,958      36,000           0             0

John W. Lloyd (3)               1998     213,600           0           0             0
  Chief Financial Officer       1997     194,900      20,000     100,000             0
                                1996(6)   54,022      15,000           0             0

Richard D. Hinrichs             1998     154,675      34,000           0         2,872
  Division President            1997     145,000      28,000           0         1,581
                                1996     135,091      32,000           0         1,550

James A. Stajkowski             1998     147,000           0           0         7,826
  Division President            1997     130,000      11,700           0        46,107(7)
                                1996(8)   48,750       8,000           0        11,158(9)

Deke C. Abbott, Jr.             1998(10) 136,138           0           0        69,000
  Chief Operating Officer       1997     162,138           0           0         1,621
                                1996(11) 159,500      33,000           0        45,261


(1) Bonuses reflect amounts earned and accrued during each fiscal year, but paid in the subsequent fiscal year.

(2) Unless otherwise indicated, represents Company contributions to the Company's 401(k) profit sharing plan. During each of the three years ended June 27, 1998, June 28, 1997 and June 29, 1996, perquisites for each individual named in the Summary Compensation Table (other than Mr. Stajkowski and Mr. Abbott) aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

(3) Compensation for Messrs. Rose and Lloyd represent management fees paid to Rostra for services provided by Mr. Rose as the Company's Chief Executive Officer and Mr. Lloyd as the Company's Chief Financial Officer. For a discussion of the fees paid to Rostra, see "Certain Transactions".

(4) The management fees paid to Rostra, represent compensation for services provided by Mr. Rose for the first four months of the fiscal year. For further discussion regarding these fees, see the "Report of the Compensation Committee of the Board of Directors".

(5) Mr. Rose became Chief Executive Officer in August 1995. Accordingly, the compensation listed for him in fiscal 1996 includes only the compensation paid by the Company since that date.

(6) Mr. Lloyd became Chief Financial Officer in February 1996. Accordingly, the compensation listed for him in fiscal 1996 includes only the compensation paid by the Company since that date.

(7) Includes $1,300 of Company contributions to the 401(k) plan, $22,927 of relocation expenses, $17,676 of reimbursement of income taxes and $4,204 for a company car.

(8) Mr. Stajkowski became an executive officer in February 1996. Accordingly, the compensation listed for him in fiscal 1996 includes only the compensation paid by the Company since that date.

(9) Includes $325 of Company contributions to the 401(k) plan and $10,833 relocation incentive bonus.

(10) Mr. Abbott returned to the company on an interim assignment from October 1997 until July 1998. The $136,138 reported as salary reflects his compensation for that period. The $69,000 reported under other compensation represents severance payments as defined in his employment agreement, see "Employment Contracts, Termination of Employment and Change-in-Control Arrangements".

(11) Mr. Abbott was Chief Executive Officer of the Company from March 1992 until August 1995.

(12) Includes $28,312 of temporary living expenses, $4,585 of country club dues, $1,395 of Company contributions to 401(k) and $10,969 of reimbursement of income taxes.

STOCK OPTIONS

      No stock options were granted in fiscal 1998 under the Company's 1992 Incentive Stock Option Plan or the 1996 Non-Qualified Stock Option Plan.


OPTION EXERCISES AND HOLDINGS

      The following table sets forth information concerning the value of unexercised options held as of June 30, 1998, by the executive officers named in the Summary Compensation Table. No stock options were exercised by these officers in fiscal 1998.

                         FISCAL YEAR-END OPTION VALUES

                                 NUMBER OF SECURITIES
                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                    OPTIONS HELD AT                   OPTIONS AT
                                    JUNE 30, 1998(#)               JUNE 30, 1998($)(1)
                            ------------------------------   -------------------------------
NAME                         EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                         -----------     -------------    -----------    -------------

Walter E. Rose(2).............  25,000        100,000            (43,750)     (175,000)
John W. Lloyd(2)..............  20,000         80,000            (35,000)     (140,000)
Richard D. Hinrichs(3)........  23,000              0           (114,250)           (0)

(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The market value of the Company's Common Stock on June 30, 1998 was $2.25 based on the closing price on the NASDAQ National Market System on such date.

(2) Each option for Messrs. Rose and Lloyd were granted under the Company's 1996 Non-Qualified Stock Option Plan.

(3) Each option for Mr. Hinrichs was granted under the Company's 1992 Incentive Stock Option Plan.
                                       8

PERFORMANCE GRAPH

      The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Market Index and a peer group index for the period beginning June 30, 1993 and ending June 30, 1998. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1993 and that all dividends were reinvested. The members of the peer group were determined by the Company, and consist of: Bemis Inc., Liqui-Box Corp., Outlook Group Corp., Shorewood Packaging Corp. and Sonoco Products Co.


                    COMPARISON OF 5 YEAR CUMULATIVE RETURN

                AMONG GIBRALTAR PACKAGING GROUP, INC., NASDAQ

                       MARKET INDEX AND PEER GROUP INDEX


Plot points appear below.

CUSTOMER PLEASE FILL IN.

                 Gibraltar            Peer            NASDAQ
                 ---------            ----            ------
1993               100.0              100.0            100.0
1994                72.7              102.5            101.0
1995                68.9              104.4            134.8
1996                66.7              111.0            173.0
1997                36.4              133.5            210.4
1998                27.3              135.4            277.6




      There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

      The Company entered into an employment agreement with Mr. Abbott dated February 10, 1992. The compensation payable to Mr. Abbott under the terms of the employment agreement included an annual base salary of $200,000 and a cash bonus of up to 40% of Mr. Abbott's base salary. The agreement also provides that if terminated without just cause, Mr. Abbott would be entitled to receive severance pay for the nine-month period from termination equal to his monthly base salary at the time of termination. When Mr. Abbott left the Company in July 1997 his employment agreement was amended to increase his severance to an amount equal to twelve months base salary. These payments are to be made in equal installments over a 36 month period. In October 1997, Mr. Abbott was asked to rejoin the Company, on an interim basis, as Chief Operating Officer with a monthly salary of $16,666.67 ($200,000 annually). This agreement is separate from and in addition to his right to receive severance pay under his existing employment agreement. Mr. Abbott's interim employment ended on July 31, 1998 when Mr. Hinrichs was appointed President and Chief Operating Officer of the Company.

      The Company entered into an employment agreement with Mr. Hinrichs, dated December 1, 1992. The agreement provided that Mr. Hinrichs would receive an annual base salary of $122,100 and be entitled to receive a bonus of up to 40% of his base salary. Mr. Hinrichs' annual base salary in fiscal 1998 was $154,675. In addition, the agreement provides that if terminated without just cause, Mr. Hinrichs would be entitled to receive severance pay for the nine-month period from termination equal to his monthly base salary at the time of termination. The employment agreement may be terminated by either party with advance written notice to the other party. Effective January 1, 1998, Mr. Hinrichs' employment agreement was amended to increase his annual base salary to $160,000 and increase the severance period to twelve months. All other terms and conditions remain unchanged.

      The Company entered into an employment agreement with Mr. Stajkowski dated October 2, 1996. The agreement provided that Mr. Stajkowski would receive an annual base salary of $130,000 per year and shall be entitled to receive a bonus of up to 30% of his base salary. Mr. Stajkowski left the company in June 1998 to pursue other opportunities.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC and the NASDAQ Stock Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

      To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, and on written representations by certain reporting persons, the Company believes that during the fiscal year ended June 27, 1998, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.


CERTAIN TRANSACTIONS

      Messrs. Rose and Lloyd serve on the Board of Directors of, and hold an equity interest in Rostra. Mr. Strautnieks, the Chairman of Rostra, is a director of the Company. During fiscal 1998 the Company paid $452,433 to Rostra in management fees. Rostra has permitted Messrs. Rose and Lloyd to serve as the Company's Chief Executive Officer and Chief Financial Officer, respectively. The Company pays management fees as reimbursement to Rostra for the services provided by Messrs. Rose and Lloyd. As of June 27, 1998, the Company owed Rostra $66,029 for such fees.

                              PROPOSAL NUMBER 2:

                       APPROVAL OF INDEPENDENT AUDITORS


      The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending July 3, 1999, subject to ratification by the Company's stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Deloitte & Touche LLP has served as auditors for the Company since 1986.

      For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy. If the resolution is rejected, or if Deloitte & Touche LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board of Directors will appoint other independent accountants whose continued employment after the following Annual Meeting of Stockholders will be subject to ratification by stockholders. The enclosed proxy will be voted for ratification of Deloitte & Touche LLP unless the proxy holders are otherwise instructed.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP'S APPOINTMENT.

                           PROPOSALS OF STOCKHOLDERS

      Any proposal of a stockholder intended to be presented at the next annual meeting must be in the form required by the Company's By-laws and received at the Company's principal executive offices no later than August 16, 1999, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting.


                             FINANCIAL INFORMATION

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO INVESTOR RELATIONS, GIBRALTAR PACKAGING GROUP, INC., 2000 SUMMIT AVENUE, HASTINGS, NEBRASKA 68902.


                                 OTHER MATTERS

      The Company will bear the cost of preparing and mailing proxy materials as well as the cost of solicitation of proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of Common Stock. The Company has retained Norwest Bank Minnesota, N.A. ("Norwest") to assist in the solicitation of proxies. A $950 average monthly fee, together with Norwest's out-of-pocket expenses, is paid to Norwest to act as the Company's transfer agent. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and Norwest may solicit proxies by fax, telex, telephone and personal interview.


                                    By Order of the Board of Directors



                                    /s/ Walter E. Rose
                                    WALTER E. ROSE
                                    CHIEF EXECUTIVE OFFICER


October 23, 1998
Hastings, Nebraska

     *********************************APPENDIX****************************

P R O X Y               GIBRALTAR PACKAGING GROUP, INC.              P R O X Y
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints WALTER E. ROSE, JOHN W. LLOYD, and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Gibraltar Packaging Group, Inc. (herein the "Company") to be held at the Holiday Inn, 2205 Osborne Drive East, Hastings Nebraska, on the 18th day of November 1998 at 12:00 p.m., Central Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

[ ] PROPOSAL 1:  ELECTION OF DIRECTORS       FOR ALL NOMINEES LISTED BELOW           WITHHOLD AUTHORITY TO VOTE
                                             EXCEPT AS MARKED TO THE CONTRARY        FOR ALL NOMINEES LISTED BELOW

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)



                  David G. Chandler          John W. Lloyd             Walter E. Rose
                  Robert G. Shaw             John D. Strautnieks

[ ] PROPOSAL 2:  TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP                  FOR     AGAINST   ABSTAIN
                 AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE
                 1999 FISCAL YEAR

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. All prior proxies are hereby revoked.

This proxy will be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated October 23, 1998.






                                                      Signature(s)

                                    Dated ______________________________, 1998
                                    (Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)

                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                            PROXY CARD PROMPTLY USING THE
                                                 ENCLOSED ENVELOPE.